                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary proxy statement.

[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

[X]      Definitive proxy statement.

[ ]      Definitive additional materials.

[ ]      Soliciting material under Rule 14a-12.

                              WILLBROS GROUP, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

                  --------------------------------------------------------------

         (2)      Aggregate number of securities to which transaction applies:

                  --------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                  --------------------------------------------------------------

         (4)      Proposed maximum aggregate value of transaction:

                  --------------------------------------------------------------

         (5)      Total fee paid:
                                  ----------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:
                                          --------------------------------------

         (2)      Form, Schedule or Registration Statement No.:
                                                                ----------------

         (3)      Filing Party:
                                ------------------------------------------------

         (4)      Date Filed:
                              --------------------------------------------------

    [LOGO]                    WILLBROS GROUP, INC.
                               PLAZA 2000 BUILDING
                             50TH STREET, 8TH FLOOR
                                  APARTADO 6307
                          PANAMA 5, REPUBLIC OF PANAMA


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



                             TO BE HELD MAY 30, 2002



To the Stockholders of WILLBROS GROUP, INC.:



         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Willbros Group, Inc., a Republic of Panama corporation (the "Company"), will be held at the Hotel Marriott Panama, Calle 52 y Ricardo Arias, Panama City, Panama, on Thursday, May 30, 2002, at 9:00 a.m., local time, for the following purposes:



         1. To elect three directors of the Company to Class III for three-year terms;

         2. To consider and act upon a proposal to approve an amendment to the Company's Restated Articles of Incorporation, as amended, as described in the accompanying Proxy Statement;

         3. To consider and act upon a proposal to approve an amendment to the Willbros Group, Inc. Director Stock Plan as described in the accompanying Proxy Statement;

         4. To consider and act upon a proposal to ratify the appointment of KPMG LLP as the independent auditors of the Company for 2002; and

         5. To transact such other business as may properly come before the meeting or any adjournment thereof.



         The Board of Directors has fixed the close of business on April 25, 2002, as the record date for the meeting, and only holders of the Company's Common Stock of record at such time will be entitled to vote at the meeting or any adjournment thereof.



                                             By Order of the Board of Directors,


                                             /s/ DENNIS G. BERRYHILL


                                             Dennis G. Berryhill
                                             Secretary

Panama City, Panama


April 30, 2002




         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

   [LOGO]                      WILLBROS GROUP, INC.
                               PLAZA 2000 BUILDING
                             50TH STREET, 8TH FLOOR
                                  APARTADO 6307
                          PANAMA 5, REPUBLIC OF PANAMA


                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS



                             TO BE HELD MAY 30, 2002




                     SOLICITATION AND REVOCATION OF PROXIES



         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Willbros Group, Inc., a Republic of Panama corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 30, 2002, or at any adjournment thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying proxy were first sent on or about April 30, 2002, to stockholders of record on April 25, 2002.



         If the accompanying proxy is properly executed and returned, the shares represented by the proxy will be voted at the Annual Meeting. If a stockholder indicates in his or her proxy a choice with respect to any matter to be acted upon, that stockholder's shares will be voted in accordance with such choice. If no choice is indicated, such shares will be voted "FOR" (a) the election of all of the nominees for directors listed below, (b) the approval of the amendment to the Company's Restated Articles of Incorporation, (c) the approval of the amendment to the Willbros Group, Inc. Director Stock Plan, and (d) the ratification of the appointment of the independent auditors. A stockholder giving a proxy may revoke it by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by executing another valid proxy bearing a later date and delivering such proxy to the Secretary of the Company prior to or at the Annual Meeting, or by attending the Annual Meeting and voting in person.

         The expenses of this proxy solicitation, including the cost of preparing and mailing this Proxy Statement and accompanying proxy, will be borne by the Company. Such expenses will also include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by the Board of Directors or employees of the Company who will not be additionally compensated therefor, but who may be reimbursed for their out-of-pocket expenses in connection therewith.

                          STOCKHOLDERS ENTITLED TO VOTE



         Stockholders of record at the close of business on April 25, 2002, will be entitled to vote at the Annual Meeting. As of April 1, 2002, there were issued and outstanding 15,023,816 shares of Common Stock, par value $.05 per share of the Company (the "Common Stock"). Each share of Common Stock is entitled to one vote. There is no cumulative voting with respect to the election of directors. The presence in person or by proxy of the holders of a majority of the shares issued and outstanding at the Annual Meeting and entitled to vote will constitute a quorum for the transaction of business. Votes withheld from nominees for directors, abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by the Board of Directors of the

Company. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will have the effect of a negative vote. Abstentions, which may be specified on all proposals except the election of directors, will have the effect of a negative vote. A broker non-vote will have no effect on the outcome of the election of directors, the approval of the amendment to the Willbros Group, Inc. Director Stock Plan or the ratification of the appointment of the independent auditors. With regard to the approval of the amendment to the Company's Restated Articles of Incorporation, a broker non-vote will have the effect of a negative vote.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

         The Restated Articles of Incorporation of the Company (the "Charter") provides that the Board of Directors of the Company (the "Board of Directors") shall consist of not less than three nor more than fifteen directors, as determined from time to time by resolution of the Board of Directors. The number of directors is currently fixed at nine. The Board of Directors is divided into three approximately equal classes. The terms of such classes are staggered so that only one class is elected at the annual meeting of stockholders each year for a three-year term. The term of the current Class III directors will expire at the Annual Meeting. The terms of the current Class I directors and the current Class II directors will expire at the annual meetings of stockholders to be held in 2003 and 2004, respectively.

         In accordance with the recommendation of the Nominating Committee, the Board of Directors has nominated Larry J. Bump, Michael F. Curran and Guy E. Waldvogel for election as Class III directors. Messrs. Bump, Curran and Waldvogel, who currently serve as Class III directors and whose terms expire at the Annual Meeting, are standing for re-election as Class III directors for terms expiring at the annual meeting of stockholders in 2005. The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Bump, Curran and Waldvogel. Should any nominee named herein become unable for any reason to stand for election as a director of the Company, it is intended that the persons named in such proxy will vote for the election of such other person or persons as the Nominating Committee may recommend and the Board of Directors may propose to replace such nominee. The Company knows of no reason why any of the nominees will be unavailable or unable to serve.



         Melvin F. Spreitzer, who has served as a director since 1992, retired from the Board of Directors on December 31, 2001. Mr. Bump will retire as Chief Executive Officer of the Company in May 2002, and the Board of Directors has named Michael F. Curran as his successor as Chief Executive Officer. Mr. Curran is presently President and Chief Operating Officer of the Company and will continue in those roles. Mr. Bump, upon his re-election as a director, will continue to serve as Chairman of the Board of Directors.



         The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the election of directors. The Board of Directors recommends a vote "FOR" each of the following nominees for directors.

NOMINEES FOR DIRECTORS
                                    CLASS III
                             (TERM EXPIRES MAY 2005)



         LARRY J. BUMP, age 62, joined Willbros in 1977 as President and Chief Operating Officer and was elected to the Board of Directors. Mr. Bump was named Chief Executive Officer in 1980 and elected Chairman of the Board of Directors in 1981. His 42 year career includes significant U.S. and international pipeline construction management experience. Prior to joining Willbros, he managed major international projects in North Africa and the Middle East, and was Chief Executive Officer of a major international pipeline construction company. Mr. Bump served two terms as President of the International Pipeline & Offshore Contractors Association. He also serves as a Director of 3TEC Energy Corporation.

         GUY E. WALDVOGEL, age 65, was elected to the Board of Directors in 1990. Mr. Waldvogel recently retired from Heerema Holding Construction, Inc., a major marine engineering, fabrication and installation contractor, where he had served as Director and Chief Financial Officer for more than five years. Previously he was Senior Executive Vice President of Societe Generale de Surveillance, a leading international cargo inspection firm. Mr. Waldvogel also serves as a Director for Bank Julius Baer and Julius Baer Holding, AG.



         MICHAEL F. CURRAN, age 61, joined Willbros in March 2000 as a Director, Vice Chairman of the Board of Directors, President and Chief Operating Officer. Mr. Curran served from 1972 to March 2000 as Chairman of the Board of Directors and Chief Executive Officer of Michael Curran & Associates, a mainline pipeline construction company in North America and West Africa, prior to joining Willbros. Mr. Curran has over 40 years of diversified experience in pipeline construction around the world, including 31 years as President and Chief Executive Officer of various domestic and international pipeline construction firms. Mr. Curran also served as President of the Pipe Line Contractors Association.



DIRECTORS CONTINUING IN OFFICE

                                     CLASS I
                             (TERM EXPIRES MAY 2003)



         PETER A. LEIDEL, age 45, was elected to the Board of Directors in 1992. Since September 1997, Mr. Leidel has been a founder and partner in Yorktown Partners, L.L.C., an investment management company. From 1983 to September 1997, he was employed by Dillon, Read & Co., Inc., an investment banking firm, serving most recently as a Senior Vice President. He also serves as a Director of Cornell Companies, Inc. and Carbon Energy Corporation.





         JAMES B. TAYLOR, JR., age 63, was elected to the Board of Directors in February 1999. Mr. Taylor is currently a Director of TMBR Sharp Drilling, Inc. Mr. Taylor co-founded Solana Petroleum Corp., a Canadian-based public oil and gas exploration and production company, in 1997 and served as Chairman of its Board of Directors until December 2000. From 1996 to 1998, he was a Director and consultant for Arakis Energy, a Canadian public company with operations in North America and the Middle East. Prior to that time, he served for 28 years in various worldwide exploration and operations management positions with Occidental Petroleum Corporation before retiring in 1996 as Executive Vice President.



         One Board position in Class I is currently vacant.

                                    CLASS II
                             (TERM EXPIRES MAY 2004)


         MICHAEL J. PINK, age 64, was elected to the Board of Directors in 1996. Mr. Pink has been a consultant to oil and gas industry investors since January 1997. He served as First Vice President of Sidanco, a major Russian integrated oil company, from August 1997 to March 1998. From May 1994 through December 1996, Mr. Pink served as Group Managing Director of Enterprise Oil plc, an independent oil exploration and production company. Prior to that time, Mr. Pink was employed for 30 years with the Royal Dutch/Shell Group at various locations in Europe, the United States, Africa, and the Middle East. He also serves as a Director of ROXAR ASA, a Norwegian oil and gas technology company.


         JOHN H. WILLIAMS, age 83, was elected to the Board of Directors in 1996. Prior to his retirement at the end of 1978, Mr. Williams was Chairman of the Board and Chief Executive Officer of The Williams Companies, Inc. He also serves as a Director for Apco Argentina, Inc., Unit Corporation and Westwood Corp., and is an honorary member of the Board of Directors of The Williams Companies, Inc.


         RODNEY B. MITCHELL, age 66, was elected to the Board of Directors in July 2001. Mr. Mitchell has over 30 years of experience in the investment management business. He is President and Chief Executive Officer of The Mitchell Group, Inc., an investment advisory firm which he founded in 1989. Previously, Mr.

Mitchell formed in 1970 an investment advisory organization, Talassi Management Company, and served as President and Chief Executive Officer.


COMPENSATION OF DIRECTORS

         Employee directors receive no additional compensation for service on the Board of Directors or any committee thereof. Non-employee directors receive an annual retainer of $25,000 plus a fee of $1,000 per meeting for attending meetings of the Board of Directors and any committee thereof. Non-employee directors also automatically receive non-qualified stock options under the Willbros Group, Inc. Director Stock Plan (the "Director Stock Plan"). Under the Director Stock Plan, an initial option to purchase 5,000 shares of Common Stock is granted to each new non-employee director on the date such director is elected or appointed to the Board of Directors. Each non-employee director also receives annually an option to purchase 1,000 shares of Common Stock on the annual anniversary of the date on which such director received an initial option and on each succeeding annual anniversary of such date during the period of such director's incumbency. If the proposed amendment to the Director Stock Plan described under Proposal Three below is approved by the stockholders at the Annual Meeting, the annual stock option grant will be increased to 5,000 shares of Common Stock. The option exercise price of each option granted under the Director Stock Plan is equal to the fair market value of the Common Stock on the date of grant. A total of 125,000 shares of Common Stock is available for issuance under the Director Stock Plan. If Proposal Three below is approved by the stockholders at the Annual Meeting, the amount available for issuance under the Director Stock Plan will be increased to 225,000 shares of Common Stock. During fiscal 2001, Mr. Taylor was granted an option to purchase 1,000 shares of Common Stock at an exercise price of $9.10 per share, Messrs. Leidel and Waldvogel were each granted an option to purchase 1,000 shares of Common Stock at an exercise price of $13.65 per share, Messrs. Pink and Williams were each granted an option to purchase 1,000 shares of Common Stock at an exercise price of $15.12 per share, and Mr. Mitchell was granted an option to purchase 5,000 shares of Common Stock at an exercise price of $12.70 per share. No options have been exercised under the Director Stock Plan. All directors are reimbursed by the Company for out-of-pocket expenses incurred by them in connection with their service on the Board of Directors and any committee thereof.

         During 2001, the Company also paid Mr. Taylor $8,625 for consulting services rendered in connection with a bid by the Company for a project in a country where he has extensive business experience.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During 2001, the Board of Directors held four meetings. Each director was present at 75% or more of the aggregate of the meetings of the Board of Directors and of the committees of the Board of Directors on which he served during 2001. In addition, the Board of Directors took action two times during 2001 by unanimous written consent. The Board of Directors has a standing Executive Committee, Audit Committee, Nominating Committee, Compensation Committee and Stock Plan Committee. In conjunction with his retirement from the Company, Mr. Spreitzer resigned on December 31, 2001, from the committees of the Board of Directors on which he served.

         During 2001, the Executive Committee was composed of Messrs. Bump (Chairman), Curran, Spreitzer and Williams. The Executive Committee is authorized to act for the Board of Directors in the management of the business and affairs of the Company, except with respect to a limited number of matters which include changing the size of the Board of Directors, filling vacancies on the Board of Directors, amending the By-laws of the Company, disposing of all or substantially all of the assets of the Company and recommending to the stockholders of the Company an amendment to the Articles of Incorporation of the Company or a merger or consolidation involving the Company. The Executive Committee did not meet during 2001.

         The Audit Committee is composed of Messrs. Leidel (Chairman), Waldvogel and Taylor. Each of these individuals qualifies as an "independent" director under the current listing standards of the New York

Stock Exchange. The Audit Committee has adopted a written charter. The Audit Committee recommends to the full Board of Directors the firm to be appointed each year as independent auditors of the Company's financial statements and to perform services related to the completion of such audit. The Audit Committee also has the responsibility to (a) review the scope and results of the audit with the independent auditors, (b) review with management and the independent auditors the Company's interim and year-end financial condition and results of operations, (c) consider the adequacy of the internal accounting, bookkeeping and other control procedures of the Company, and (d) review any non-audit services and special engagements to be performed by the independent auditors and consider the effect of such performance on the auditors' independence. The Audit Committee has considered whether the provision of the services by KPMG LLP as described in this Proxy Statement under the caption "All Other Fees" under Proposal Four below is compatible with maintaining the independence of KPMG. The Audit Committee also generally reviews the terms of material transactions and arrangements, if any, between the Company and its directors, officers and affiliates. The Audit Committee held four meetings during 2001.

         The Nominating Committee is composed of Messrs. Williams (Chairman) and Pink, each of whom is a non-employee director of the Company. The Nominating Committee is responsible for recommending candidates to fill vacancies on the Board of Directors as such vacancies occur, as well as the slate of nominees for election as directors by stockholders at each annual meeting of stockholders. Additionally, the Nominating Committee makes recommendations to the Board of Directors regarding changes in the size of the Board of Directors. Qualifications considered by the Nominating Committee for director candidates include an attained position of leadership in the candidate's field of endeavor, business and financial experience, demonstrated exercise of sound business judgment, expertise relevant to the Company's lines of business and the ability to serve the interests of all stockholders. The Nominating Committee will consider director candidates submitted to it by other directors, employees and stockholders. The Company's Charter provides that nominations of candidates for election as directors of the Company may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder entitled to vote at such meeting who complies with the advance notice procedures set forth therein. These procedures require any stockholder who intends to make a nomination for director at the meeting to deliver notice of such nomination to the Secretary of the Company not less than 45 nor more than 90 days before the meeting. The notice must contain all information about the proposed nominee as would be required to be included in a proxy statement soliciting proxies for the election of such nominee, including such nominee's written consent to serve as a director if so elected. If the Chairman of the meeting determines that a person is not nominated in accordance with the nomination procedure, such nomination will be disregarded. The Company expects that the annual meeting of stockholders to be held each year will be during the latter part of April or the early part of May. The Nominating Committee held two meetings during 2001.

         During 2001, the Compensation Committee was composed of Messrs. Waldvogel (Chairman), Spreitzer, Williams, Mitchell and Taylor. The Compensation Committee reviews and takes final action for and on behalf of the Board of Directors with respect to compensation, bonus, incentive and benefit provisions for the officers of the Company and its subsidiaries. The Compensation Committee meets at such times as may be deemed necessary by the Board of Directors or the Compensation Committee. The Compensation Committee held two meetings during 2001.

         During 2001, the Stock Plan Committee was composed of Messrs. Waldvogel (Chairman), Williams, Mitchell and Taylor, each of whom is a non-employee director of the Company. The Stock Plan Committee administers the Willbros Group, Inc. 1996 Stock Plan. The Stock Plan Committee held two meetings during 2001 and took action two times by unanimous written consent.

                                  PROPOSAL TWO

                     APPROVAL OF A CERTIFICATE OF AMENDMENT
                 TO THE ARTICLES OF INCORPORATION OF THE COMPANY

GENERAL


         The Board of Directors has approved and recommends that stockholders of the Company approve the Certificate of Amendment to the Company's Articles of Incorporation (the "Articles") set forth as Exhibit A hereto (the "Certificate of Amendment"). The Certificate of Amendment amends the Articles in two respects. First, Article Third of the Articles is amended and restated to delete certain obsolete provisions relating to an old class of the Company's preferred stock. The Company's authorized capital, as currently set forth in Article Third, consists of 35,000,000 shares of Common Stock, 362,000 shares of preferred stock ("Old Preferred Stock"), and 1,000,000 shares of class A preferred stock. All outstanding shares of Old Preferred Stock were automatically converted into Common Stock in conjunction with the Company's initial public offering in 1996. Since then, no shares of Old Preferred Stock have been issued and, given the terms of the Old Preferred Stock as currently set forth in Article Third, no shares of Old Preferred Stock will ever be issued in the future. Accordingly, the Company desires to clean-up Article Third and remove the provisions relating to the Old Preferred Stock. By removing these provisions, certain paragraphs in Article Third had to be renumbered and internal references to these paragraphs in Article Third were revised accordingly. No other changes to Article Third were made and the restated Article Third is set forth in Exhibit A.


         Second, Article Eighth of the Articles is amended and restated to add a paragraph which allows the Board of Directors, when setting the record date for the stockholders entitled to notice of or to vote at a meeting of stockholders, to fix the record date up to 60 days in advance of such meeting. Currently, Panama law provides that such record date may not be more than 40 days in advance of such meeting unless the Articles provide otherwise. By so amending the Articles, the Company believes it will have greater flexibility when mailing proxy materials for stockholder meetings. Since proxy materials cannot be mailed until the record date is set, the Company currently cannot provide the stockholders with proxy materials more than 40 days in advance of a meeting of the stockholders. The Company desires greater flexibility when mailing proxy materials and strives to mail proxy materials as far in advance of a meeting as practicable. The 60 day period will also be consistent with Panama law which currently provides that notice of a meeting of stockholders cannot be mailed more than 60 days nor less than 10 days before the meeting.

VOTE REQUIRED AND EFFECTIVE DATE

         The Certificate of Amendment must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. If approved by the stockholders, the Certificate of Amendment will become effective upon filing the Certificate of Amendment with the Public Registry Office of the Republic of Panama, which will occur as soon as reasonably practicable.

         The Board of Directors recommends a vote "FOR" approval of the Certificate of Amendment.

                                 PROPOSAL THREE

                         APPROVAL OF AMENDMENT NUMBER 2
                           TO THE WILLBROS GROUP, INC.
                               DIRECTOR STOCK PLAN

GENERAL

         Stockholder action at the Annual Meeting will be requested with respect to the approval of Amendment Number 2 (the "Amendment") to the Willbros Group, Inc. Director Stock Plan, as amended (the "Director Stock Plan"). As described below, the Director Stock Plan generally provides for the automatic grant of non-qualified stock options to non-employee directors (so-called "outside directors") of the Company once each year.


         The purpose of the Amendment is to (a) increase the total number of shares of Common Stock available for issuance pursuant to stock options granted under the Director Stock Plan from 125,000 shares to 225,000 shares, and (b) increase the number of shares of Common Stock subject to the annual stock option grant under the Director Stock Plan from 1,000 shares to 5,000 shares. As of April 1, 2002, there were 64,000 remaining shares of Common Stock reserved for future grants of stock options under the Director Stock Plan. If the Amendment to the Director Stock Plan is approved by the stockholders of the Company, the total number of shares of Common Stock reserved for future grants of stock options under the Director Stock Plan would be 164,000 shares and represent approximately 1.1% percent of the Company's total outstanding shares of Common Stock on April 1, 2002. The Company currently has six outside directors, one of whom is up for re-election at the Annual Meeting, who are eligible to receive stock options under the Director Stock Plan. In addition, Larry J. Bump, the Company's current Chairman and Chief Executive Officer who is also up for re-election at the Annual Meeting, is expected to become an outside director of the Company for purposes of the Director Stock Plan upon his retirement from the Company in May 2002.


         A copy of the Amendment is attached hereto as Exhibit B. A copy of the Director Stock Plan will be furnished by the Company to any stockholder upon written request to: Michael W. Collier, Investor Relations, c/o Willbros USA, Inc., 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. The Amendment, which was approved by the Board of Directors on February 18, 2002, will not take effect unless approved by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. The purpose of the Director Stock Plan is to strengthen the ability of the Company to attract and retain highly qualified persons to serve as outside directors of the Company and to encourage stock ownership by such directors in order to increase their proprietary interest in the Company, thereby aligning such directors' interests more closely with the interests of the Company's stockholders.

SUMMARY OF THE DIRECTOR STOCK PLAN

         General. In 1996, the Board of Directors adopted, and the stockholders of the Company approved, the Willbros Group, Inc. Director Stock Plan. Under the Director Stock Plan, non-qualified stock options are automatically issued each year to the Company's outside directors within 10 years from April 16, 1996. The stock issuable under the Director Stock Plan may be authorized and unissued shares or treasury shares. If any shares subject to any option are forfeited or the option otherwise terminates without payment being made, the shares subject to such options will again be available for issuance under the Director Stock Plan. In addition, the number of shares deemed to be issued under the Director Stock Plan upon exercise of an option will be reduced by the number of shares surrendered or withheld in payment of the exercise or purchase price of such option.

         Summary of Options. Two types of non-qualified stock options are issuable under the Director Stock Plan. An initial option to purchase 5,000 shares of Common Stock is granted to any new outside director on the date such director is elected or appointed to the Board of Directors. Mr. Bump is waiving any right to receive an initial option under the Director Stock Plan upon becoming an outside director for purposes of the Director Stock Plan.

         Currently, each outside director also annually receives a non-qualified stock option to purchase 1,000 shares of Common Stock on the annual anniversary of the date on which such director received an initial option and on each succeeding annual anniversary of such date during the period of such director's incumbency. If the Amendment is approved by the stockholders of the Company, the number of shares of Common Stock subject to the annual option grant will be increased to 5,000 shares.

         The option exercise price of each option granted under the Director Stock Plan is equal to the fair market value of the Common Stock on the date of grant. Shares purchased through the exercise of an option must be paid for in full either in cash or with an amount of Common Stock having a fair market value equal to the exercise price, or a combination of both.

         The Director Stock Plan provides that each option granted thereunder is not exercisable during the first six months from the date the option was granted. Thereafter, the outside director may purchase all of the shares covered by the option.

         No option granted under the Director Stock Plan can be exercised more than 10 years from the date granted. Options granted under the Director Stock Plan are generally not transferable except by will or the laws of descent and distribution. The Director Stock Plan provides that the options granted thereunder may be exercised, to the extent then exercisable, within 12 months after the outside director's retirement from the board or within six months of any other termination of service, other than death, as a director. The options are also exercisable by the estate or heirs of an outside director within 12 months of such director's death if he or she died (a) while serving as a member of the board, (b) within 12 months of retirement from the board, or (c) within six months of termination of service as a director for reasons other than death or retirement, to the extent the options were exercisable by such director on the date of death.

         Anti-dilution Provisions. In the event of any change affecting the shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares, or other corporate change or any distributions to Common Stock holders, then an adjustment will be made in the aggregate number and/or kind of shares reserved and available for issuance under the Director Stock Plan, in the number and/or kind of shares subject to automatic grants of options under the Director Stock Plan, and in the number, kind and/or exercise price of shares subject to the outstanding options granted under the Director Stock Plan, in order to prevent dilution or enlargement of an outside director's rights under the Director Stock Plan.

         Amendment to and Termination of the Director Stock Plan. The Board of Directors may amend, alter, suspend, discontinue or terminate the Director Stock Plan without the consent of stockholders or participants, except that stockholder approval of such action will be sought if such approval is required by any federal or state law or regulation, by the rules of any stock exchange, or if the Board of Directors in its discretion determines that obtaining such stockholder approval is advisable. No options may be granted under the Director Stock Plan after April 16, 2006.

         U.S. Federal Income Tax Consequences. The Company believes that under present U.S. tax laws the following are the U.S. federal income tax consequences generally arising with respect to options granted under the Director Stock Plan. An outside director of the Company who is neither a citizen nor a resident of the U.S. will not be subject to U.S. federal income taxation in respect of the receipt or exercise of options under the Director Stock Plan. The grant of an option will create no tax consequences for an outside director or the Company. Upon exercising an option, an outside director will recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares of Common Stock acquired on the date of exercise. Any ordinary income recognized by such director will constitute "self-employment income" for U.S. federal income tax purposes.

         An outside director's tax basis in the shares of Common Stock acquired pursuant to the exercise of an option will be equal to the fair market value of the shares on the date of exercise. Upon a taxable disposition of the shares of Common Stock purchased pursuant to an option, an outside director will realize capital gain or loss in an amount equal to the difference between the amount realized on such disposition and such director's tax basis in the shares.

         If an outside director uses previously acquired shares of Common Stock to pay the exercise price of an option, the number of new shares so acquired which equals the number of old shares exchanged will continue to have the same status as the old shares used in the acquisition. That is, such director's basis in such number of newly-acquired shares will be equal to his or her basis in, and his or her holding period will include the holding period for, the shares exchanged. Payment of the exercise price by delivery of previously acquired stock generally postpones the realization of any taxable capital gain on the unrealized appreciation of the tendered shares. The tax basis of any shares which are received in excess of the number of old shares exchanged will equal the fair market value of such shares on the date of exercise and the holding period of such shares will commence on their day of issuance.

         The foregoing provides only a very general description of the application of U.S. federal income tax laws to options under the Director Stock Plan. The summary does not address the effects of foreign, state and local tax laws.


         Options Granted. As of April 1, 2002, non-qualified stock options for a total of 61,000 shares at an average exercise price of $10.01 per share are outstanding under the Director Stock Plan. All of these options expire at various times during the years 2006 to 2012. Since inception of the Director Stock Plan, (a) no options have been exercised and (b) options for the following number of shares have been granted under the Director Stock Plan to the named executive officers of the Company, nominees for director of the Company and specified groups: Larry J. Bump (Chairman and Chief Executive Officer), no shares; Michael F. Curran (Vice Chairman, President and Chief Operating Officer), no shares; Melvin F. Spreitzer (Executive Vice President), no shares; John K. Allcorn (Executive Vice President), no shares; Warren L. Williams (Vice President and Chief Financial Officer), no shares; James R. Beasley (President of Willbros Engineers, Inc.), no shares; Guy E. Waldvogel (Director), 14,000 shares; all current executive officers as a group, no shares; all current directors who are not employees of the Company, 61,000 shares; all employees, excluding executive officers, as a group, no shares. The only persons eligible to receive options under the Director Stock Plan are the outside directors of the Company. The closing price for the Common Stock on the New York Stock Exchange on April 1, 2002, was $17.55.


VOTE REQUIRED

         The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the adoption of this proposal. The Board of Directors recommends a vote "FOR" approval of this proposal.

                                  PROPOSAL FOUR

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         Upon the recommendation of the Audit Committee, the Board of Directors has appointed KPMG LLP as the independent auditors of the Company for the fiscal year ending December 31, 2002. KPMG has been the independent auditors of Willbros since 1987. A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of KPMG as the Company's independent auditors. If the stockholders do not ratify the appointment of KPMG, the Board of Directors will reconsider the appointment.

         The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the adoption of this proposal. The Board of Directors recommends a vote "FOR" the ratification of KPMG as the Company's independent auditors for 2002.

         A representative of KPMG will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

AUDIT FEES

         The aggregate fees billed by KPMG for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001, and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were approximately $255,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         The Company did not engage KPMG for professional services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

ALL OTHER FEES

         The aggregate fees billed by KPMG for services rendered to the Company, other than the services described above under "Audit Fees" for the fiscal year ended December 31, 2001, were approximately $65,000. These fees were audit-related fees and consisted principally of audits of financial statements of certain employee benefit plans, review of registration statements and issuance of consents.

                           PRINCIPAL STOCKHOLDERS AND
                        SECURITY OWNERSHIP OF MANAGEMENT


         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 1, 2002 by (a) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (b) each director and nominee for director of the Company, (c) each of the executive officers of the Company named in the Summary Compensation Table below, and (d) all executive officers and directors of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed in the table, based on information furnished by such owners, have sole investment and voting power with respect to such shares.

                                                                          SHARES
                                                                       BENEFICIALLY           PERCENTAGE
NAME OF OWNER OR IDENTITY OF GROUP                                        OWNED               OF CLASS (1)
----------------------------------                                     ------------           ------------
Larry J. Bump (2) ..............................................        1,301,691 (3)              8.6
The Mitchell Group, Inc. (4) ...................................          995,153                  6.7
Royce & Associates, Inc. (5) ...................................          917,050                  6.2
Sage Asset Management, L.L.C. (6) ..............................          845,180                  5.7
Michael F. Curran ..............................................          837,496 (7)              5.6
Husic Capital Management (8) ...................................          784,000                  5.3
Melvin F. Spreitzer ............................................          377,897 (9)              2.5
James R. Beasley ...............................................          185,500(10)              1.2
John K. Allcorn ................................................          166,568(11)              1.1
Warren L. Williams .............................................           63,166(12)                *
Peter A. Leidel ................................................           42,872(13)                *
John H. Williams ...............................................           25,000(14)                *
Guy E. Waldvogel ...............................................           19,000(15)                *
Michael J. Pink ................................................           10,000(16)                *
James B. Taylor, Jr. ...........................................            8,000(17)                *
Rodney B. Mitchell .............................................            5,000(18)                *
All executive officers and directors as a group (11 people) ....        2,664,293(19)             17.2


----------

*        Less than 1%


(1) Shares of Common Stock which were not outstanding but which could be acquired by a person upon exercise of an option within 60 days of March 1, 2002, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.


(2)      Mr. Bump's address is 4400 Post Oak Parkway, Suite 1000, Houston, Texas
         77027.


(3) Includes (a) 420,000 shares held in a family limited partnership in which Mr. Bump is the sole general partner, (b) 185,000 shares subject to stock options which are currently exercisable at an average exercise price of $9.80 per share, and (c) 109,101 shares held in the Willbros Employees' 401(k) Investment Plan (the "401(k) Plan") for the account of Mr. Bump.


(4) Information is as of December 31, 2001, and is based on the Schedule 13G dated February 5, 2002, which was filed by The Mitchell Group, Inc. Its address is 1100 Louisiana, Suite 4810, Houston, Texas 77002. The Mitchell Group is a registered investment adviser and the shares shown are held in investment advisory accounts managed by it for numerous clients. The Mitchell Group has full investment discretion with respect to such accounts.

(5) Information is as of December 31, 2001, and is based on the Schedule 13G dated February 13, 2002, which was filed on behalf of Royce & Associates, Inc. Its address is 1414 Avenue of the Americas, New York, New York 10019.

(6) Information is as of December 31, 2001, and is based on the Schedule 13G dated February 13, 2002, which was filed by Sage Opportunity Fund, L.P. ("Sage"), Sage Master Investments Ltd ("Sage Master"), Sage Asset Management, L.L.C. ("SAM"), Barry Haimes ("Haimes") and Katherine Hensel ("Hensel"). The address for Sage, SAM, Haimes and Hensel is 153 East 53rd Street, 48th Floor, New York, New York 10022. The address for Sage Master is c/o Huntlaw Corporate Services Ltd., P.O. Box 1350GT, The Huntlaw Building, Grand Cayman, Cayman Islands. SAM is investment manager of Sage Master and a general partner of Sage. Haimes and Hensel are co-portfolio managers of SAM. Of the shares shown, (a) Sage has shared voting and dispositive power with SAM, Haimes and Hensel over 94,000 shares, (b) Sage Master has shared voting and dispositive power with SAM, Haimes and Hensel over 751,180 shares, and (c) SAM, Haimes and Hensel have shared voting and dispositive power over 845,180 shares.


(7) Represents (a) 753,155 shares held in a corporation controlled by Mr. Curran, (b) 83,500 shares subject to stock options which are currently exercisable at an average exercise price of $6.14 per share, and (c) 841 shares held in the 401(k) Plan for the account of Mr. Curran. Mr. Curran's address is 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027.


(8) Information is as of December 31, 2001, and is based on the Schedule 13G dated February 11, 2002, which was filed on behalf of Husic Capital Management ("Husic Capital"), Frank J. Husic and Co. ("Husic Co.") and Frank J. Husic ("Husic"). Their address is 555 California Street, Suite 2900, San Francisco, California 94104. Husic Capital is a registered investment adviser and the shares shown are held for its investment advisory clients. Husic Co. is the sole general partner of Husic Capital and Husic is the sole stockholder of Husic Co.

(9) Includes (a) 25,000 shares held in a trust, of which Mr. Spreitzer's wife is trustee, (b) 158,000 shares subject to stock options which are currently exercisable at an average exercise price of $8.88 per share, and (c) 1,797 shares held in the 401(k) Plan for the account of Mr. Spreitzer. Mr. Spreitzer disclaims beneficial ownership over the shares held by his wife.

(10) Includes (a) 67,490 shares held in a trust, of which Mr. Beasley's wife is trustee, and (b) 118,000 shares subject to stock options which are currently exercisable at an average exercise price of $9.84 per share. Mr. Beasley disclaims beneficial ownership over the shares held by his wife.


(11) Includes (a) 100,000 shares subject to stock options which are currently exercisable at an exercise price of $5.38 per share, and (b) 943 shares held in the 401(k) Plan for the account of Mr. Allcorn.



(12) Represents (a) 47,500 shares subject to stock options which are currently exercisable at an average exercise price of $10.39 per share, and (b) 41 shares held in the 401(k) Plan for the account of Mr. Williams.



(13) Includes 14,000 shares subject to stock options which are currently exercisable at an average exercise price of $10.48 per share.



(14) Includes 10,000 shares subject to stock options which are currently exercisable or exercisable within 60 days of March 1, 2002, at an average exercise price of $9.90 per share.



(15) Includes 14,000 shares subject to stock options which are currently exercisable at an average exercise price of $10.48 per share.



(16) Represents 10,000 shares subject to stock options which are currently exercisable or exercisable within 60 days of March 1, 2002, at an average exercise price of $9.90 per share.


(17) Represents (a) 1,000 shares held by the James and Sarah Taylor Trust, and (b) 7,000 shares subject to stock options which are currently exercisable at an average exercise price of $5.82 per share.

(18) Represents 5,000 shares subject to stock options which are currently exercisable at an exercise price of $12.70 per share. Does not include the 995,153 shares held by The Mitchell Group, Inc. Mr. Mitchell is a director and executive officer of The Mitchell Group. Mr. Mitchell disclaims beneficial ownership of these shares.

(19) For specific information regarding each of the individuals, see footnotes (3), (7) and (10) through (18) above.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

       The following table sets forth certain information with respect to the compensation of the Company's Chief Executive Officer and each of the Company's other executive officers whose compensation, based on salary and bonus earned during fiscal 2001, exceeded $100,000, for services in all capacities to the Company and its subsidiaries during each of the Company's last three fiscal years.


                                                                                        LONG-TERM COMPENSATION
                                                                                 -----------------------------------
                                                 ANNUAL COMPENSATION                    AWARDS              PAYOUTS
                                      -----------------------------------------  -----------------------   ---------
                                                                                             SECURITIES
                                                                                 RESTRICTED   UNDERLYING   LONG-TERM
                                                                   OTHER ANNUAL    STOCK       OPTIONS/    INCENTIVE    ALL OTHER
          NAME AND                             SALARY     BONUS    COMPENSATION    AWARD(S)      SARS       PAYOUTS   COMPENSATION
     PRINCIPAL POSITION               YEAR      ($)      ($)(1)       ($)(2)        ($)         (#)(3)        ($)         ($)
     ------------------               ----    -------    -------   ------------  ----------  -----------   ---------  ------------
Larry J. Bump ....................    2001    310,000    500,000        -0-          -0-          -0-         -0-        9,043(4)
   Chairman and Chief                 2000    319,333        -0-        -0-          -0-          -0-         -0-       87,619
   Executive Officer                  1999    366,000        -0-        -0-          -0-          -0-         -0-        8,000


Michael F. Curran (5) ............    2001    305,000    500,000        -0-          -0-      100,000         -0-        4,765(4)
   Vice Chairman, President           2000    257,008        -0-        -0-          -0-      100,000         -0-          -0-
   and Chief Operating Officer

Melvin F. Spreitzer ..............    2001    217,500    100,000        -0-          -0-          -0-         -0-      606,292(4)
   Executive Vice President           2000    217,500        -0-        -0-          -0-          -0-         -0-       48,125
                                      1999    217,500        -0-        -0-          -0-       25,000         -0-        8,000

John K. Allcorn (6) ..............    2001    240,000    260,000        -0-          -0-       50,000         -0-        7,570(4)
   Executive Vice President           2000    146,667        -0-        -0-          -0-      100,000         -0-          304

Warren L. Williams (7) ...........    2001    189,129    180,000        -0-          -0-       70,000         -0-       11,748(4)
     Vice President and               2000     82,500        -0-        -0-          -0-       30,000         -0-          -0-
     Chief Financial Officer

James R. Beasley .................    2001    172,812    150,000        -0-          -0-       32,000         -0-       10,334(4)
   President of Willbros              2000    152,500     75,000        -0-          -0-          -0-         -0-        9,213
   Engineers, Inc.                    1999    152,500        -0-        -0-          -0-       10,000         -0-        9,767

----------

(1)      Consists of compensation paid as discretionary bonuses.

(2) Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation, if any, does not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for any named individual.

(3)      Consists solely of options to acquire shares of Common Stock.

(4) Consists of Company contributions to the Company's (a) 401(k) Plan in the amount of $9,043 for Mr. Bump, $4,765 for Mr. Curran, $7,250 for Mr. Spreitzer, $5,500 for Mr. Allcorn, $5,248 for Mr. Williams, and $6,967 for Mr. Beasley, and (b) Executive Life Plan in the amount of $3,500 for Mr. Spreitzer, $2,070 for Mr. Allcorn, $6,500 for Mr. Williams, and $3,367 for Mr. Beasley. Mr. Spreitzer's amount also consists of (a) relocation benefits in the amount of $26,542, (b) payments made under a Separation Agreement in conjunction with his retirement from the Company in the amount of $530,500, and (c) payment for accrued vacation time in the amount of $38,500. See "Employment Agreements, Termination of Employment and Change in Control Arrangements."

(5)      Mr. Curran joined the Company in March 2000.

(6)      Mr. Allcorn joined the Company in May 2000.

(7)      Mr. Williams joined the Company in July 2000.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

      The following table sets forth certain information with respect to options granted to the named executive officers of the Company during fiscal 2001. The Company has never granted any stock appreciation rights.

                                INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------
                           NUMBER OF  % OF TOTAL                                       POTENTIAL REALIZABLE VALUE
                          SECURITIES    OPTIONS/                                          AT ASSUMED ANNUAL RATES
                          UNDERLYING        SARS                 MARKET                            OF STOCK PRICE
                            OPTIONS/  GRANTED TO                  PRICE                              APPRECIATION
                                SARS   EMPLOYEES  EXERCISE OR   ON DATE                        FOR OPTION TERM(4)
                             GRANTED   IN FISCAL   BASE PRICE  OF GRANT  EXPIRATION   ---------------------------
        NAME                  (#)(1)        YEAR       ($/SH)    ($/SH)        DATE     5%($)              10%($)
        ----              ----------- ----------  -----------  --------  ----------   --------           --------
Larry J. Bump........        -0-            -0-         -0-        -0-          -0-        -0-               -0-
Michael F. Curran....    100,000 (2)(3)    18.2       15.00      15.00     11/27/11    945,000         2,385,000
Melvin F. Spreitzer..        -0-            -0-         -0-        -0-          -0-        -0-               -0-
John K. Allcorn......     50,000 (2)(3)     9.1       15.00      15.00     11/27/11    472,500         1,192,500
Warren L. Williams...     50,000 (2)(3)     9.1       14.11      14.11      5/09/11    444,500         1,121,500
                          20,000 (2)(3)     3.6       15.00      15.00     11/27/11    189,000           477,000
James R. Beasley.....     32,000 (2)(3)     5.8       15.00      15.00     11/27/11    302,400           763,200

----------

(1)      Consists solely of options to acquire shares of Common Stock.

(2) The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment. The options (in the case of Mr. Williams, options for only 20,000 shares) become exercisable in 25% increments on the anniversary date of grant, beginning on November 27, 2002. Mr. Williams' options for 50,000 shares become exercisable in 25% increments on the date of grant, January 1, 2002, January 1, 2003, and January 1, 2004. The option exercise price may be paid in cash, by delivery of already-owned shares, in some instances by offset of underlying shares or pursuant to certain other cashless exercise procedures, or a combination thereof. Tax withholding obligations, if any, related to exercise may be paid by delivery of already-owned shares or by offset of the underlying shares, subject to certain conditions. Under the terms of the Company's 1996 Stock Plan, the Stock Plan Committee retains discretion, subject to plan limits, to modify the terms of the options and to reprice the options. In the event of a Change of Control, as defined in the Company's 1996 Stock Plan, the options become fully exercisable immediately.

(3) Each vesting date of the options (in the case of Mr. Williams, options for only 55,000 shares) shall be accelerated one year for each incremental $2.00 that the average of the daily closing sales prices of a share of Common Stock on the New York Stock Exchange over a period of 60 consecutive trading days exceeds the exercise price of the options, as the case may be, during the term of the options. The options are transferable under certain circumstances.

(4) Potential realizable value illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming that the market price of the underlying shares appreciates in value from the date of grant to the end of the option term at rates of 5% and 10%, respectively, compounded annually.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
  AND FY-END OPTION/SAR VALUES

      The following table sets forth certain information with respect to options exercised by the named executive officers of the Company during fiscal 2001, and the number and value of unexercised options held by such executive officers at the end of the fiscal year. The Company has never granted any stock appreciation rights.

                                                                                                        VALUE OF UNEXERCISED
                                        SHARES                          NUMBER OF SECURITIES                 IN-THE-MONEY
                                       ACQUIRED                        UNDERLYING UNEXERCISED            OPTIONS/SARS AT FY-END
                                          ON             VALUE        OPTIONS/SARS AT FY-END(#)                ($)(1)(2)
                                       EXERCISE         REALIZED     -----------------------------    -----------------------------
             NAME                        (#)             ($)(1)      EXERCISABLE     UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
             ----                      --------         --------     -----------     -------------    -----------     -------------
Larry J. Bump ..............              -0-              -0-          185,000              -0-        1,146,550              -0-

Michael F. Curran ..........              -0-              -0-           67,000          133,000          659,500          428,000

Melvin F. Spreitzer ........              -0-              -0-          158,000              -0-        1,125,080              -0-

John K. Allcorn ............              -0-              -0-          100,000           50,000        1,062,000           50,000

Warren L. Williams .........              -0-              -0-           27,500           72,500          169,876          237,126

James R. Beasley ...........              -0-              -0-          118,000           32,000          726,730           32,000

----------

(1) Market value of the underlying securities at exercise date or fiscal year-end, as the case may be, minus the option exercise price.

(2) The closing price for the Common Stock on the New York Stock Exchange on December 31, 2001, the last trading day of the fiscal year, was $16.00.

PENSION PLAN

      The Company maintained a qualified defined benefit pension plan (the "Plan") that was terminated as of October 15, 2001. The accrued benefit of each participant was frozen as of August 31, 2001, and no new participants were admitted into the Plan after that date. In connection with the Plan freeze, each active participant as of August 31, 2001, became fully vested in his or her accrued benefit under the Plan. In connection with the Plan's termination, each other participant whose termination of employment occurred within five years of the termination date and whose benefit service was not previously forfeited under the Plan's provisions became fully vested in his or her accrued benefit under the Plan.

      Distributions of all accrued benefits under the Plan incident to the Plan's termination were made on December 19, 2001, and shortly thereafter with respect to a substantial majority of the Plan's participants and beneficiaries. These distributions followed a favorable determination from the Internal Revenue Service on October 26, 2001, with respect to the effect of termination on the Plan's qualified status under the Internal Revenue Code and required filings with, and non-action by, the Pension Benefit Guaranty Corporation with respect to the sufficiency of the funds held in the Plan to discharge the Plan's liability for benefits to participants. Benefit distributions were either made in the form of a lump sum distribution or provided by the purchase of single premium commercial annuity contracts, in accordance with participants' benefit elections. Messrs. Bump, Spreitzer and Beasley received lump sum distributions in the amounts of $612,062, $738,578 and $391,797, respectively. Messrs. Curran, Allcorn and Williams were not participants in the Plan.

      All Plan assets (net of Plan administration expenses) will be utilized to provide benefits to participants in the Plan. The Company is conducting a diligent search in accordance with Pension Benefit Guaranty Corporation guidelines with respect to participants and beneficiaries who cannot be located. The Company will complete distribution of all benefits under the Plan by June 15, 2002, and submit final filings with respect to the Plan to the Pension Benefit Guaranty Corporation.

      In addition to the Plan, the Company previously maintained an Executive Benefit Restoration Plan ("EBRP") to partially restore retirement benefits to three officers, Messrs. Bump, Spreitzer and Beasley. The EBRP was amended and terminated on January 22, 2001. Upon termination, all EBRP assets were distributed in accordance with the terms of the EBRP to Messrs. Bump, Spreitzer and Beasley in the amounts of $1,035,524, $505,204 and $73,394, respectively. Messrs. Curran, Allcorn and Williams were not participants in the EBRP.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT
  AND CHANGE IN CONTROL ARRANGEMENTS

      None of the executive officers of the Company have an employment agreement with the Company.

      In October 1998, the Compensation Committee approved and recommended, and the Board of Directors adopted, the Willbros Group, Inc. Severance Plan (the "Severance Plan"), effective January 1, 1999. The Board of Directors adopted the Severance Plan in lieu of entering into new employment agreements with the executive officers. Each of the executive officers of the Company is a participant in the Severance Plan. The Severance Plan, which will remain in effect until December 31, 2004, provides that a participant whose employment is terminated other than for cause or who resigns due to a material reduction of compensation or other benefits when a change in control of the Company is imminent or within three years after a change in control of the Company has occurred, shall be entitled to a severance payment equal to three times his average annual compensation for the past five years (pro-rated to reflect assumed retirement at age 65 if the participant is age 62 or older at the time of termination). The Severance Plan also provides that a participant who voluntarily terminates his employment for reasons other than a material reduction of compensation or other benefits within one year after a change in control of the Company has occurred shall be entitled to a severance payment equal to two times his average annual compensation for the past five years (pro-rated to reflect assumed retirement at age 65 if the participant is age 63 or older at the time of termination). Finally, the Severance Plan provides that a participant whose employment is terminated other than for cause prior to a change in control of the Company shall be entitled to a severance payment equal to 100% of his base salary then in effect. A participant who receives a severance payment under the Severance Plan will be subject to either a one year or two year competition restriction depending on the basis for the termination. All taxes on severance payments made under the Severance Plan are the participant's responsibility. Mr. Spreitzer did not receive any severance payment under the Severance Plan as a result of his retirement from the Company.

      On December 22, 2001, Willbros USA, Inc. ("Willbros USA") entered into a Separation Agreement with Melvin F. Spreitzer under which Mr. Spreitzer retired from employment with Willbros USA and all affiliated companies effective December 31, 2001. Pursuant to such Separation Agreement, Willbros USA made a lump sum payment to Mr. Spreitzer in the amount of $530,500.

      All outstanding awards under the Company's 1996 Stock Plan, regardless of any limitations or restrictions, become fully exercisable and free of all restrictions, in the event of a change in control of the Company, as defined in such Plan.

REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors (the "Compensation Committee") administers the compensation program for executive officers of the Company. The Compensation Committee is currently composed of four independent non-employee directors. The duties of this committee include reviewing and evaluating the Company's executive compensation program to assess its effectiveness in attracting, motivating and retaining highly skilled executive officers. The Stock Plan Committee of the Board of Directors (the "Stock Plan Committee") administers the Company's 1996 Stock Plan. The Stock Plan Committee is comprised of four independent non-employee directors. The Committees have access to outside compensation consulting firms and compensation information.

         Compensation Philosophy

         The objectives of the Company's executive compensation program include:

         o Providing a total executive compensation plan that is performance-driven and rewards business success based on an executive's individual performance;

         o Aligning the financial interests of the executive officers with the performance of the Company;

         o Emphasizing equity-based compensation for Company executives to reinforce management's focus on stockholder value; and

         o Attracting, motivating, and retaining executive officers to achieve the Company's business objectives.

         The Compensation Committee adheres to an executive compensation philosophy that supports the Company's business strategies. Compensation decisions under the executive employee compensation program are made by the Compensation Committee and approved by the Board of Directors.

         Compensation Program

         Company executives participate in a comprehensive compensation program comprised of base salary, potential for annual discretionary incentive compensation awards, and long-term equity-based opportunities in the form of stock options.

         Base Salary. The level of base salary paid to executive officers is determined on the basis of performance, experience and such other factors as may be appropriately considered by the Compensation Committee. Each year the Compensation Committee reviews the base salaries of the executives and considers salary adjustments based on individual performance, overall financial results of the Company and cost-of-living indicators. None of the executive officers of the Company received a salary increase for 2001, other than Mr. Williams who was promoted to Vice President, Chief Financial Officer and Treasurer of the Company during 2001.

         Annual Incentive Program. In 2001, the Company's executive officers were eligible for discretionary annual cash incentive awards based on performance guidelines tied to annual operating performance levels. Each executive officer is eligible to earn an individual award expressed as a percentage of base salary. Executive officer incentive award opportunities vary by level of responsibility. There is no minimum incentive award. The maximum percentage of base salary payable as an incentive award ranges from 100% to 300%, depending on the executive officer's position. The awards are based on three components: return on stockholders' equity, return on investor capital and individual performance. Return on investor capital is used to assure that a portion of each executive's total compensation is dependent upon appreciation in the Company's stock price which links executive compensation to the interests of the stockholders. Several factors are considered in evaluating an executive's individual performance, which include achievement of business strategy, successful accomplishment of business goals and objectives, and contribution toward the Company's profitability. The executive officers were considered for and paid incentive bonus awards in 2001 based on individual contributions and performance with respect to the overall performance and success of the Company.

         Long-Term Incentive Program. In 1996, the Board of Directors and the stockholders of the Company approved the 1996 Stock Plan ("Stock Plan"). The Stock Plan permits the Stock Plan Committee to grant various stock-based awards, including options, stock appreciation rights and restricted stock, to executive officers and key management employees of the Company based on competitive practices and the Company's overall performance. Stock options are designed to provide grantees with the opportunity to acquire a proprietary interest in the Company and to give such persons a stronger incentive to work for the continued success of the Company. An option award may be either an incentive stock option ("ISO") or a non-qualified stock option ("NSO"). The Stock Plan Committee takes into account management's recommendations regarding the number of shares or options to be awarded to specific employees. The executive officers, with the exception of Messrs. Bump and Spreitzer, were granted stock option awards in 2001.

         To date, the Stock Plan Committee has granted only ISO and NSO awards. Both ISO and NSO awards entitle the employee to purchase a specified number of shares of the Company's Common Stock at a specified price during a specified period. Both the ISO awards and the NSO awards have a 10-year term. Both types of awards are designed as an incentive for future performance by the creation of stockholder value over the long-term since the greatest benefit of the options is realized only if stock price appreciation occurs. The Company uses stock options as its sole long-term incentive device since stock options provide the cleanest tie between enhanced stockholder wealth and executive pay.

         Chief Executive Officer Compensation for 2001

         Mr. Bump's overall compensation is determined in the same manner as is the compensation for the other executive officers. Mr. Bump was awarded an incentive bonus based on his leadership and contributions to the success of the Company in 2001. He did not receive a salary increase in 2001. There were no awards granted under the Company's 1996 Stock Plan to Mr. Bump during 2001.

         Policy Regarding Tax Deductibility of Executive Compensation

         Section 162(m) of the U.S. Internal Revenue Code places a $1 million per person limitation on the United States tax deduction a U.S. subsidiary employer of a publicly-held corporation may take for compensation paid to the Company's Chief Executive Officer and its four other highest paid executive officers, except compensation which constitutes performance-based compensation as defined by the U.S. Internal Revenue Code is not subject to the $1 million limit. The Stock Plan Committee generally intends to grant awards under the Company's 1996 Stock Plan consistent with the terms of Section 162(m) so that such awards will not be subject to the $1 million limit. While the Company intends to pursue a strategy of maximizing the deductibility of compensation paid to executive officers in the future, it also intends to maintain the flexibility to take actions that it considers to be in the Company's best interests and to take into consideration factors other than deductibility. In doing so, the Compensation and Stock Plan Committees may utilize alternatives such as deferring compensation to qualify compensation for deductibility and may rely on grandfathering provisions with respect to existing compensation commitments. If any executive officer compensation exceeds this limitation, it is expected that such cases will represent isolated, nonrecurring situations arising from special circumstances.

         The Compensation Committee and the Board of Directors believe that the executive compensation policies promote the interest of the stockholders and the Company effectively, and the various compensation opportunities afforded the executive officers are appropriately balanced to provide motivation for executives to contribute to the profitability and overall success of the Company.


           COMPENSATION COMMITTEE                   STOCK PLAN COMMITTEE



           Guy E. Waldvogel (Chairman)              Guy E. Waldvogel (Chairman)
           John H. Williams                         John H. Williams
           James B. Taylor, Jr.                     James B. Taylor, Jr.
           Rodney B. Mitchell                       Rodney B. Mitchell

         The Report on the Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 2001, Melvin F. Spreitzer, an executive officer of the Company until his retirement from the Company on December 31, 2001, was a member of the Compensation Committee and participated in deliberations concerning executive officer compensation. The other four members of the Compensation Committee, Guy
E. Waldvogel, John H. Williams, Rodney B. Mitchell and James B. Taylor, Jr., are non-employee directors of the Company.

         PERFORMANCE GRAPH

         The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the period commencing January 1, 1997, and ending on December 31, 2001, with the cumulative total return on the S&P 500 Index and the S&P Engineering & Construction Index. The comparison assumes $100 was invested on December 31, 1996, in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                                    [GRAPH]

         Source: S&P Compustat Data Service


                                               PERIOD
COMPANY/INDEX                                  DEC96         DEC97        DEC98       DEC99       DEC00          DEC01
WILLBROS GROUP INC                             100          153.85        57.05       47.44       65.38         164.10
S&P 500 INDEX                                  100          133.36       171.48      207.56      188.66         166.24
ENGINEERING&CONSTRUCT-500                      100           82.62        72.92       62.36       62.79          71.90


         The above performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                          REPORT OF THE AUDIT COMMITTEE

         The Securities and Exchange Commission has adopted new rules and amendments to current rules relating to the disclosure of information about companies' audit committees. The new rules require that a company's proxy statement contain a report of its audit committee. In addition, the SEC recommends that an audit committee adopt a written charter and requires that the charter be included as an attachment to the proxy statement at least once every three years.

         The Company's Audit Committee consists of three directors, all of whom are independent directors under current listing standards of the New York Stock Exchange. The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process.

         The Audit Committee reviewed the Audit Committee Charter and made a number of changes to reflect the new standards set forth in SEC regulations and the New York Stock Exchange Listing Standards.

         The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year 2001 with management and with the Company's independent auditors. Specifically, the Audit Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

         The Audit Committee has received the written disclosures and the letter from the Company's independent accountants, KPMG LLP, required by Independence Standards Board No. 1, Independence Discussions With Audit Committees. Additionally, the Audit Committee has discussed with KPMG the issue of its independence from the Company and has concluded that KPMG is independent.

         Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 to be filed with the SEC.


                                          THE AUDIT COMMITTEE


                                          Peter A. Leidel (Chairman)
                                          James B. Taylor, Jr.
                                          Guy E. Waldvogel



         The Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                              CERTAIN TRANSACTIONS


         Except as set forth below, since January 1, 2001, (a) there has not been any transaction or series of similar transactions to which the Company was a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than five percent of the Common Stock of the Company or any member of the immediate family of any of the foregoing persons had a direct or indirect material interest, and (b) none of the executive officers, directors or any member of their immediate family have been indebted to the Company in amounts in excess of $60,000.

         The Board of Directors has approved an Employee Stock Purchase Program (the "Program"). Under the Program, selected executives and officers of the Company are given the opportunity to borrow funds on an interest free basis for the purpose of exercising vested stock options granted to the executives under the Company's 1996 Stock Plan. All such loans will be full recourse and will be secured by Company stock. The maximum amount that can be loaned to individual executives under the Program is $250,000. Each loan will have a maximum term of five years and will not bear interest unless not repaid on the due date. The loan will become due 90 days after termination of employment or on the normal due date of the loan, whichever is first. Pursuant to the Program, in March 2002, certain executive officers of the Company became indebted to the Company in amounts in excess of $60,000 under various notes. The following table sets forth, as to the persons shown, the largest amounts of their indebtedness outstanding, the interest rates, the final maturity dates and the outstanding balances of such indebtedness as of April 1, 2002:



                                 LARGEST                                         FINAL               OUTSTANDING
                                AMOUNT OF               INTEREST               MATURITY              BALANCE AT
NAME                          INDEBTEDNESS                RATE                   DATE               APRIL 1, 2002
----                          ------------              --------               --------             -------------
John K. Allcorn                 $232,188                   0%                 March 2007              $232,188

Warren L. Williams              $250,000                   0%                 March 2007              $250,000


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Common Stock, to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the SEC and the New York Stock Exchange, and to furnish the Company with a copy of each such report. SEC regulations impose specific due dates for such reports, and the Company is required to disclose in this Proxy Statement any failure to file by these dates during and with respect to fiscal 2001.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during and with respect to fiscal 2001, all Section 16(a) filing requirements applicable to its officers, directors and more than 10% stockholders were complied with, except that Mr. Waldvogel, a director of the Company, inadvertently reported late one transaction covering the purchase of shares of Common Stock.

                                  OTHER MATTERS

MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

         The Board of Directors knows of no matters other than those described in this Proxy Statement which will be brought before the Annual Meeting for a vote of the stockholders. If any other matter properly comes before the Annual Meeting for a stockholder vote, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

PROPOSALS OF STOCKHOLDERS


         Proposals of stockholders intended to be presented at the Company's 2003 Annual Meeting of Stockholders must be received at the principal executive offices of the Company, Plaza 2000 Building, 50th Street, 8th Floor, Apartado 6307, Panama 5, Republic of Panama, on or before December 31, 2002, to be considered for inclusion in the Company's proxy statement and accompanying proxy for that meeting.

         If a stockholder, who intends to present a proposal at the Company's 2003 Annual Meeting of Stockholders and has not sought inclusion of the proposal in the Company's proxy materials pursuant to Rule 14a-8, fails to provide the Company with notice of such proposal by March 16, 2003, then the persons named in the proxies solicited by the Company's Board of Directors for its 2003 Annual Meeting of Stockholders may exercise discretionary voting power with respect to such proposal.


ANNUAL REPORT

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST TO: MICHAEL W. COLLIER, INVESTOR RELATIONS, C/O WILLBROS USA, INC., 4400 POST OAK PARKWAY, SUITE 1000, HOUSTON, TEXAS 77027.

                                          By Order of the Board of Directors,


                                          /s/ DENNIS G. BERRYHILL



                                          Dennis G. Berryhill
                                          Secretary
April 30, 2002
Panama City, Panama

                                                                       EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION


The undersigned, Michael F. Curran and Dennis G. Berryhill, President and Secretary, respectively, of WILLBROS GROUP, INC., a corporation duly organized and existing under and by virtue of the laws of the Republic of Panama, do hereby amend the Restated Articles of Incorporation, as amended, of WILLBROS GROUP, INC. as follows:

1. By substituting and replacing ARTICLE THIRD so that henceforth said ARTICLE THIRD of said Articles shall read in its entirety as follows:

         "THIRD: Capital. The authorized capital of the Corporation shall consist of ONE MILLION SEVEN HUNDRED SIXTY THOUSAND U.S. DOLLARS (U.S. $1,760,000), consisting of: THIRTY-FIVE MILLION (35,000,000) shares of common stock, par value FIVE U.S. CENTS (U.S. $.05) per share ("Common Stock"); and ONE MILLION (1,000,000) shares of class A preferred stock, par value ONE U.S. CENT (U.S. $.01) per share ("Class A Preferred Stock"). Shares shall all be in nominative form and may not be issued to bearer.

                  A. (a) Voting. Each share of Common Stock shall entitle the registered holder thereof to one vote on all matters brought before the stockholders of the Corporation for a vote.

                           (b) Restrictions on Transfer to Preserve Tax Status.
                  It is in the best interests of the Corporation and its stockholders that the Corporation's status as a non-controlled foreign corporation ("Non-CFC") under the United States Internal Revenue Code of 1986, as amended from time to time (the "Code"), be preserved. Therefore, any purported Transfer (as hereinafter defined) of any shares of Common Stock to any person or entity, which would result in such person or entity, together with any other person or entity whose shares of Common Stock would be aggregated with such person or entity for purposes of Section 957 of the Code, being the beneficial owner of ten percent (10%) or more of the issued and outstanding shares of Common Stock, will be subject to a determination by the Board of Directors in good faith, in its sole discretion, that such Transfer would not in any way, directly or indirectly, affect the Corporation's Non-CFC status. The transferee or transferor proposed to be involved in such Transfer shall give to the Secretary of the Corporation not less than thirty (30) days prior written notice of such proposed Transfer. In the event of an attempted Transfer in violation of this paragraph (b), the purported transferee shall acquire no rights whatsoever in such shares of Common Stock. If the Board of Directors shall at any time determine in good faith that a Transfer has taken place in violation of this paragraph (b) or that a person intends to acquire, has attempted to acquire or may acquire ownership of any shares of Common Stock in violation of this paragraph (b), the Board of

                  Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including without limitation instituting proceedings to enjoin such Transfer. In the case of an ambiguity in the application of any of the provisions of this paragraph (b), the Board of Directors shall have the power to determine the application of the provisions of this paragraph (b) with respect to any situation based on the facts known to it. For purposes of this paragraph (b), the term "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Common Stock, including without limitation (1) the granting of any option or entering into of any agreement for the sale, transfer or other disposition of Common Stock, or (2) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Common Stock, whether voluntary or involuntary, whether of record or beneficially, and whether by operation of law or otherwise. Nothing in this paragraph (b) precludes the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

                  B. Class A Preferred Stock may be issued from time to time in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereon or thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided. Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Part B, to authorize the issue of one or more series of Class A Preferred Stock and, with respect to each series, to fix by resolution or resolutions providing for the issue of such series:

                         (a) The number of shares to constitute such series and
                  the distinctive designation thereof, provided that unless otherwise stated in any resolution or resolutions relating to such series, such number of shares may be increased or decreased by the Board of Directors in connection with any classification or reclassification of unissued shares of Class A Preferred Stock;

                         (b) The annual dividend rate on the shares of such
                  series and the date or dates from which dividends shall accumulate;

                         (c) Whether the holders of such series are or are not
                  entitled to participate in earnings of the Corporation through dividends in excess of (or in lieu of) dividends at an annual rate and the terms of any such right to participate;

                         (d) Whether or not the shares of such series shall be
                  subject to redemption, the limitations and restrictions with respect to such redemption, if any, and the times of redemption of the shares of such series and the amounts (or methods of calculating such amounts) which the holders of such series shall be entitled to receive upon the redemption thereof, which amounts (or method of calculating such amounts) may vary at different redemption dates and may also, with respect to shares redeemed through the operation of any retirement or sinking fund, be different from the amounts (or method of calculating such amounts) with respect to shares otherwise redeemed;

                         (e) The amount (or method of calculating such amount)
                  which the holders of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                         (f) Whether or not the shares of such series shall be
                  subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which it shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

                         (g) Whether or not the shares of such series shall be
                  convertible into, or exchangeable for, shares of stock of any other class or classes, or of any other series of the same class, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and the other terms and conditions of such conversion or exchange;

                         (h) The voting rights, if any, of holders of shares of
                  such series in addition to the voting rights provided for by applicable law;

                         (i) The limitations and restrictions, if any, to be
                  effective while any shares of such series are outstanding upon the payment of dividends or making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of Common Stock or any other class or classes of stock of the Corporation ranking junior to the shares of such series;

                         (j) The conditions or restrictions, if any, upon the
                  creation of indebtedness of the Corporation or upon the issue of any additional stock (including additional shares of such series or of any other series or class) ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

                         (k) Any other preference and relative, participating,
                  optional, or other special rights, and qualifications, limitations or restrictions thereon or thereof, as shall not be inconsistent with this Part B.

                               All shares of any one series of Class A Preferred
                  Stock shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative if dividends on such series accumulate; and all series shall rank equally and be identical in all respects, except as permitted by the foregoing provisions of this Part B.

                               For purpose hereof and of any resolution of the
                  Board of Directors providing for the classification or reclassification of any shares of Class A Preferred Stock or for the purpose of any certificate filed with the Republic of Panama (unless otherwise provided in any such resolution or certificate):

                               (i) The term "outstanding," when used in
                  reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation and shares called for redemption, funds for the redemption of which shall have been deposited in trust; and

                               (ii) The amount of dividends "accrued" on any
                  share of Class A Preferred Stock of any series providing for cumulative dividends as at any dividend date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such dividend date, whether or not earned or declared, and the amount of dividends

                  "accrued" on any share of Class A Preferred Stock of any series as at any date other than a dividend date shall be calculated thereon to and including the last preceding dividend date, whether or not earned or declared, plus an amount equivalent to the pro rata portion of the periodic dividend with respect thereto at the annual dividend rate fixed for the shares of such series for the period after such last preceding dividend date to and including the date as of which the calculation is made."

2. By substituting and replacing ARTICLE EIGHTH so that henceforth said ARTICLE EIGHTH of said Articles shall read in its entirety as follows:

                  "EIGHTH: Meetings. All the meetings of the stockholders and of the Board of Directors shall be held at the office of the Corporation in the Republic of Panama or at any other place or places, within or without the Republic of Panama, as may be determined from time to time by the Board of Directors.

                           In order that the Corporation may determine the
                  stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or for the purpose of any other lawful action, the Board of Directors may fix in advance a record date, which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting."


Signed in Panama City, Panama, on the ______ day of___________________, 2002.



                                         WILLBROS GROUP, INC.


                                         By:
                                             ----------------------------------
                                             Michael F. Curran
                                             President


                                         By:
                                             ----------------------------------
                                             Dennis G. Berryhill
                                             Secretary

                                                                       EXHIBIT B

                               AMENDMENT NUMBER 2
                                       TO
                              WILLBROS GROUP, INC.
                               DIRECTOR STOCK PLAN

         1. Introduction. On April 16, 1996, the Board of Directors of Willbros Group, Inc. (the "Company") adopted, and on May 21, 1996, the stockholders of the Company approved, the Willbros Group, Inc. Director Stock Plan (as amended, the "Plan").

                  The Plan provides for the automatic grant of non-qualified stock options to non-employee directors of the Company. Under the terms of the Plan, an initial option to purchase 5,000 shares of common stock of the Company is granted to each new non-employee director on the date such director is elected or appointed to the Board of Directors of the Company. Each non-employee director also receives annually an option to purchase 1,000 shares of common stock of the Company on the annual anniversary of the date on which such director received an initial option and on each succeeding annual anniversary of such date during the period of such director's incumbency (the "Annual Stock Option Grant").

                  Under the terms of the Plan, a total of 125,000 shares of common stock of the Company are available for issuance pursuant to stock options granted under the Plan (subject to adjustment in the event of certain corporate transactions such as a stock split, etc.).

          2. Purposes. The purposes of this Amendment are to (a) increase the total number of shares of common stock of the Company available for issuance pursuant to stock options granted under the Plan from 125,000 shares to 225,000 shares, which will allow for stock options to continue to be granted under the Plan and enable the Company to continue to attract and retain highly qualified persons to serve as non-employee directors of the Company, and (b) increase the number of shares of common stock of the Company subject to the Annual Stock Option Grant from 1,000 shares to 5,000 shares, which will not only enable the Company to continue to attract and retain highly qualified persons to serve as non-employee directors of the Company, but also to promote ownership by such directors of a greater proprietary interest in the Company and thereby align such directors' interests more closely with the interests of the Company's stockholders.

         3. Amendments. The Plan shall be amended as follows:

                   (a) In the first sentence of Section 3 of the Plan, the number "125,000" is deleted and the number "225,000" is substituted therefor.

                   (b) In Section 6(b) of the Plan, the number "1,000" is deleted and the number "5,000" is substituted therefor.

         4. No Change. Except as specifically set forth herein, this Amendment does not change the terms of the Plan.

         5. Effective Date. This Amendment shall take effect and be adopted on the date that the stockholders of the Company approve this Amendment.

         Executed this 18th day of February, 2002.

ATTEST:                                     WILLBROS GROUP, INC.



/s/  Dennis G. Berryhill                    By: /s/  Larry J. Bump
------------------------------                  ------------------------------
Dennis G. Berryhill                             Larry J. Bump
Secretary                                       Chairman of the Board and
                                                Chief Executive Officer

 [LOGO]                      WILLBROS GROUP, INC.



           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 30, 2002



         The undersigned hereby appoints L.W. Watson, III, Ernesto Duran and Francisco Arias G., and each of them, with full power of substitution, as proxies to represent and vote all of the shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Willbros Group, Inc. to be held on the 30th day of May, 2002, at 9:00 a.m., local time, at the Hotel Marriott Panama, Calle 52 y Ricardo Arias, Panama City, Panama, and at any and all adjournments thereof, on all matters coming before said meeting.


             PLEASE MARK, SIGN AND DATE THE PROXY ON THE OTHER SIDE
        AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                            (CONTINUED ON OTHER SIDE)



- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                              FOLD AND DETACH HERE

PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE.  [X]


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.



1.   Election of Directors
           FOR               WITHHOLD            Nominees: 01 Larry J. Bump, 02 Michael F. Curran and
     all nominees listed     AUTHORITY                     03 Guy E. Waldvogel as Class III Directors.
     to the right (except    to vote for all
     as marked to the        nominees listed     INSTRUCTION: To withhold authority for any individual
     contrary)               to the right        nominee, write the nominee's name on the space below.

            [ ]                 [ ]              ---------------------------------------------------------------





2. Approval of a Certificate of Amendment to the Company's Restated Articles of Incorporation, as amended, which deletes obsolete provisions relating to an old class of the Company's preferred stock and increases the number of days that the Board of Directors may fix the record date in advance of a meeting of stockholders from 40 to 60.


           [ ]   FOR            [ ]   AGAINST            [ ]   ABSTAIN


3. Approval of Amendment Number 2 to Willbros Group, Inc. Director Stock Plan, which increases the total number of shares available for issuance under the Plan from 125,000 to 225,000 and increases the number of shares subject to the annual stock option grant to each outside director from 1,000 to 5,000.


           [ ]   FOR            [ ]   AGAINST            [ ]   ABSTAIN

4.   Ratification of KPMG LLP as independent auditors of the Company for 2002.

           [ ]   FOR            [ ]   AGAINST            [ ]   ABSTAIN

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments thereof.


                                  --------------------------------------------
                                                   Signature


                                  --------------------------------------------
                                           Signature if held jointly


                                  Dated:                                , 2002
                                        --------------------------------


                                  Please sign exactly as name appears herein, date and return promptly. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer and give title of officer. If a partnership, please sign in partnership name by authorized person and give title or capacity of person signing.